Exhibit 3.2

This document describes the changes to the Second Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. that were adopted by the Board of Directors of K-Sea General Partner GP LLC, a Delaware limited liability company and general partner of the general partner of the Partnership, on May 1, 2006:

1.                                      The following changes were made to the introduction:

~~SECOND~~THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
K-SEA TRANSPORTATION PARTNERS L.P.

THIS ~~SECOND~~THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF K-SEA TRANSPORTATION PARTNERS L.P. dated as of ~~January 14, 2004,~~ May 1, 2006, is entered into by and among K-Sea General Partner L.P., a Delaware limited partnership, as the General Partner, ~~and New K-Sea Transportation LLC, a Delaware limited liability company, New EW Holding Corp., a Delaware corporation, and New K-Sea Transportation Corp., a Delaware corporation,~~ together with any other Persons who are now or who become Partners in the Partnership or parties hereto as provided herein ~~and amends and restates in it entirety the Agreement of Limited Partnership of K-Sea Transportation Partners L.P. dated July 8, 2003, as amended and restated by the First Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. dated October 31, 2003.~~. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

2.                                      The following changes were made to the definitions in Article I:

“Adjusted Capital Account” of a Partner means the Capital Account maintained for such Partner adjusted as provided herein. The balance of an Adjusted Capital Account at a time is the balance of the Capital Account at the time (a) increased by any amounts that such Partner is obligated at that time to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of losses and deductions that are reasonably expected at that time to be allocated to such Partner in subsequent taxable periods of the Partnership under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that are reasonably expected at that time to be made to such Partner in subsequent taxable periods to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” in respect of a General Partner ~~Interest~~Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount which the Adjusted Capital Account of a Partner would be if such General Partner Unit, Subordinated Unit, Incentive Distribution

Right or other Partnership Interest were the only interest in the Partnership held by that Partner from and after the date on which such General Partner Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Agreement” means this ~~Second~~Third Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P., as it may be amended, supplemented or restated from time to time.

“Capital Account” ~~of a Partner is~~means the capital account maintained ~~as provided in~~for a Partner pursuant to Section 5.5. The “Capital Account” in respect of a General Partner ~~Interest~~Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or other Partnership Interest is the Capital Account that would be maintained if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Closing Date” means ~~the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.~~ January 14, 2004.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership, EW Transportation LLC (formerly known as K-Sea Transportation LLC) and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which ~~may be~~is evidenced by ~~Partnership Securities or a combination thereof or interest therein~~General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“GP IDR-Related Distribution” means, with respect to each Quarter, an amount equal to (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) 100 less the General Partner’s Percentage Interest multiplied by (bb) the Incentive Distributions, if any, made with respect to the Quarter. For this purpose, the General Partner’s Percentage Interest shall be determined with respect to each Quarter as of the Record Date for distributions with respect to the Quarter.

 ~~“MARAD Guaranteed Indebtedness” means all liabilities described in the Security Agreement, Contract No. MA-13781, dated June 7, 2002, as amended and supplemented, as originally executed among K-Sea Transportation LLC, EW Holding Corp. and the Secretary, and~~

~~assumed by the Partnership and the Operating Partnership relating to the obligations designated “United State Government Guaranteed Ship Financing Obligations, K-Sea Series 2002-1, 2002-2, 2002-3 and 2002-4”  in the original aggregate principal amount of $40,441,000 to finance the construction of the vessels identified as DBL 81 (official number 1132231), DBL 82 (official number 1137538), DBL 101 (official number 1119760) and Hull Number 422, to be known as DBL 102.~~

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among K-Sea GP, ~~New K-Sea~~EW Transportation LLC~~, K-Sea Acquisition Corp, New EW Holding Corp.,~~ (formerly known as New K-Sea Transportation ~~Corp.~~LLC), EW Acquisition Corp. (formerly known as K-Sea Acquisition Corp.), EW Holding Corp. (formerly known as New EW Holding Corp.), EW Transportation Corp. (formerly known as New K-Sea Transportation Corp.), the General Partner, the Partnership, K-Sea OLP GP LLC and the Operating Partnership.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Percentage Interest” means as of any date of determination (a) as to the General Partner ~~(in its capacity as~~with respect to General Partner ~~without reference to any Limited Partner Interests held by it), 2.0%, (b)~~Units and as to any Unitholder or Assignee ~~holding~~with respect to Units, the product obtained by multiplying (i) ~~98.0~~100% less the ~~aggregate~~ percentage applicable to ~~paragraph (c)~~clause (b) below multiplied by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder or Assignee by (B) the total number of ~~all~~ Outstanding Units and General Partner Units, and (~~c~~b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage for each such Partnership Security as determined pursuant to procedures specified by the General Partner as a part of their issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

 ~~“Secretary” means the Secretary of the United States Department of Transportation acting by and through the Maritime Administrator pursuant to Title XI of the Merchant Marine Act of 1936, as amended.~~

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who ~~purchases~~purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated January 8, 2004 ~~among the Underwriters, the Partnership, the General Partner, K-Sea GP, the Operating Partnership, K-Sea OLP GP LLC, K-Sea Investors L.P., K-Sea Transportation LLC, K-Sea Acquisition Corp., EW Holding Corp. and K-Sea Transportation Corp.~~ providing for the purchase of Common Units by ~~such~~the Underwriters in the Initial Offering.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) ~~a~~General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

3.                                      The following changes were made to Section 2.1:

Section 2.1                                      Formation.

The General Partner and the Organizational Limited Partner ~~have~~ previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act ~~and hereby amend and restate the~~. On the Interim Closing Date, the General Partner and the Limited Partners entered into that certain First Amended and Restated ~~Agreement~~ of Limited Partnership of K-Sea Transportation Partners L.P. in ~~its entirety.~~ connection with the transactions described in Section 5.1(b) of this Agreement. On January 8, 2004, the General Partner and the Limited Partners entered into that certain Second Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. in connection with the Initial Offering, which amended and restated the First Amended and Restated of Limited Partnership of K-Sea Transportation Partners L.P. in its entirety. This Agreement amends and restates the Second Amended and Restated Agreement of Limited Partnership of K-Sea Transportation Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

4.                                      The following changes were made to Section 4.1:

Section 4.1                                      Certificates.

Upon the Partnership’s issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its ~~interests in the Partnership~~General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than General Partner Units, Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than General Partner Units, Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the

Partnership and the Underwriters. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

5.                                      The following changes were made to Section 4.4:

Section 4.4                                      Transfer Generally.

(a)                                  The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner ~~Interest~~Units to another Person who becomes a General Partner~~,~~ or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)                                 No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c)                                  Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

6.                                      The following changes were made to Section 5.1:

Section 5.1                                      Organizational Contributions; Interim Closing.

(a)                                  In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00 for the General Partner Interest in the Partnership and has been admitted as the general partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner interest in the Partnership and has been admitted as a limited partner of the Partnership.

(b)                                 On the Interim Closing Date, (i) (A) the interest of the Organizational Limited Partner was redeemed, (B) the initial Capital Contribution of the Organizational Limited Partner was refunded, and (C) the Organizational Limited Partner ceased to be a limited partner of the Partnership; and (ii) in exchange for identifying assets to be contributed to the Operating Partnership on the Closing Date, the Partnership (A) issued the Incentive Distribution Rights to the General Partner and continued the General Partner’s General Partner Interest, (B) issued 665,000 Common Units and 2,983,182 Subordinated Units to K-Sea Transportation LLC, a Delaware limited liability company, (C) issued 727,273 Subordinated Units to

EW Holding Corp., a New York corporation, and (D) issued 454,545 Subordinated Units to K-Sea Transportation Corp., a New York corporation. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of the Organizational Limited Partner’s initial Capital Contribution was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner. On the Closing Date and pursuant to the Contribution Agreement, (i) ~~New K-Sea~~EW Transportation LLC, a Delaware limited liability company~~, shall succeed~~ formerly known as New K-Sea Transportation LLC, succeeded to the interest of K-Sea Transportation LLC, a Delaware limited liability company, in the Partnership, (ii) ~~New~~ EW Holding Corp., a Delaware corporation~~, shall succeed~~ formerly known as New EW Holding Corp., succeeded to the interest of EW Holding Corp., a New York corporation, in the Partnership, and (iii) EW Transportation Corp., a Delaware corporation formerly known as New K-Sea Transportation Corp., ~~a Delaware corporation, shall succeed~~succeeded to the interest of K-Sea Transportation Corp., a New York corporation, in the Partnership.

7.                                      The following changes were made to Section 5.2:

Section 5.2                                      Contributions by the General Partner and its Affiliates. Upon the issuance of any additional Limited Partner Interests by the Partnership ~~(other than the issuance of the Common Units issued in the Initial Offering and other than the issuance of the Common Units issued pursuant to the Over-Allotment Option)~~, the General Partner may, in exchange for a proportionate number of General Partner ~~shall be required to~~Units, make additional Capital Contributions ~~equal to 2/98ths of any~~in an amount up to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for ~~the~~such additional Limited Partner Interests ~~issued to such Limited Partners~~. Except as set forth in ~~the immediately preceding sentence and~~ Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

8.                                      The following changes were made to Section 5.3:

Section 5.3                                      Contributions by Underwriters.

(a)                                  On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter ~~shall contribute~~contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date, and the Partnership shall issue such number of Common Units to each such Underwriter. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(a), the Partnership ~~shall use~~used $2,742,875 of such cash to redeem from 125,000 Common Units from EW Transportation LLC (formerly known as New K-Sea Transportation LLC).

(b)                                 Upon the exercise of the Over-Allotment Option, each Underwriter ~~shall contribute~~contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date, and the Partnership ~~shall issue~~issued such number of Common Units to each such Underwriter. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership ~~shall use~~used all of such cash to redeem from EW Transportation LLC (formerly known as New K-Sea Transportation LLC) that number of Common Units equal to the number of Common Units issued to the Underwriters pursuant to the Over-Allotment Option.

(c)                                  No Limited Partner Interests ~~will be~~were issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 3,625,000, and (ii) the “Option Units” as such term is used in the Underwriting Agreement in an aggregate number up to 540,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof.

9.                                      The following changes were made to Section 5.5(a):

Section 5.5                                      Capital Accounts.

(a)                                  The balance of the Capital Account of an Underwriter in respect of the Common Units acquired thereby pursuant to the Underwriting Agreement at the Closing or by reason of the exercise of the Over-Allotment Option shall be the product of the Initial Unit Price multiplied by the number of Common Units that were purchased thereby either pursuant to the Underwriting Agreement at the Closing or the exercise of the Over-Allotment Option. The initial balance of the Capital Account of the General Partner shall, except as may be provided in the Contribution Agreement or another agreement to the contrary, be 2/98ths of the number of Units that are Outstanding after the Initial Offering (determined without regard to the exercise of the Over-Allotment Option) multiplied by the Initial Unit Price. The initial balance of the Capital Account of any other Partner shall, except as may be provided in the Contribution Agreement or another agreement to the contrary, be the number of Units held by such Partner immediately after the Initial Offering multiplied by the Initial Unit Price. ~~If the exercise of the Over-Allotment Option occurs in a taxable period other than the taxable period that contains the Closing, then the Capital Account balance of each Unit shall at the beginning of such taxable period be equal to the amount that its Capital Account balance would be pursuant to the provisions hereof if the exercise of the Over-Allotment Option had occurred in the same taxable period as the Closing. Thereafter, the~~The Capital Account of each Partner shall be increased by (i) the amount of cash and the Net Agreed Value of property contributed to the Partnership by such Partner pursuant to this Agreement and (ii) all items of Partnership income and gain allocated to such Partner pursuant to Section 6.1, and it shall be decreased by (x) the amount of cash or Net Agreed Value of all distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss allocated to such Partner pursuant to Section 6.1. The General Partner may in connection with the issuance of Partnership Interests ~~after the Initial Offering and the exercise (or not) of the Over-Allotment Option~~ adjust the balance of the Capital Account of any Partner so as to create the agreed economic relationship between the Partnership Interests that are so issued and the Partnership Interests that were outstanding prior to such issuance provided that the relative economic relationships between the Partnership Interests that were outstanding prior to such issuance are not changed thereby. Any such adjustment shall be recorded in the records of the Partnership.

10.                               The following changes were made to Section 5.7(f):

(f)                                    No fractional Units or General Partner Units shall be issued by the Partnership.

11.                               The following changes were made to Section 6.1:

Section 6.1                                      Allocations for Capital Account Purposes.

For purposes of maintaining the balances of Capital Accounts, the Partnership’s items of income, gain, loss and deduction for a taxable period of the Partnership (such items are computed in accordance with Section 5.5(b)) shall be allocated among the Partners first to the extent provided in Section 6.1(d) and then the balance of such items shall be aggregated into Net Income, Net Loss, Net Termination Gain and Net Termination Loss, as the case may be, which shall then be allocated as follows:

(a)                                  Net Income. Net Income for a taxable period of the Partnership shall be allocated as follows:

(i)                                     First, 100% to the General Partner~~,~~ until the aggregate Net Income allocated to the General Partner pursuant to this sentence for the current taxable period of the Partnership and all previous taxable periods of the Partnership is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods of the Partnership.

(ii)                                  Second, ~~2~~100% to the General Partner~~,~~ and ~~98% to~~ the Unitholders, ~~Pro Rata.~~ in accordance with their respective Percentage Interests.

The items of income, gain, loss and deduction that are included in Net Income for a taxable period of the Partnership shall be allocated in the ratio in which Net Income for such taxable period is allocated.

(b)                                 Net Loss. Net Loss for a taxable period of the Partnership shall be allocated as follows:

(i)                                     First, ~~2~~100% to the General Partner~~,~~ and ~~98% to~~ the Unitholders, ~~Pro Rata;~~in accordance with their respective Percentage Interests, provided, that the Net Loss shall not be allocated pursuant to this sentence to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period of the Partnership (or increase any existing deficit balance in its Adjusted Capital Account). The limitation on the allocation of Net Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d)~~;~~ .

(ii)                                  Second, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Loss for such taxable period is allocated.

(c)                                  Net Termination Gains and Losses. Allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 for the current and prior taxable periods of the Partnership and for distributions that have been made pursuant to Sections 6.4 and 6.5 but not for distributions made pursuant to Section 12.4.

(i)                                     Net Termination Gain for a taxable period of the Partnership shall be allocated among the Partners in the following manner and the Capital Accounts of the Partners shall be increased by the amount so allocated in each subclause, before an allocation is made pursuant to the next subclause:

(A)                              First, to each Partner having a deficit balance in its Capital Account, in proportion to such deficit balances until each Partner has been allocated Net Termination Gain equal to any such deficit balance;

(B)                                Second, ~~98%~~(x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders holding Common Units, Pro Rata, ~~and 2% to the General Partner~~a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) Unrecovered Capital at the time, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”), plus (3) any then existing Cumulative Common Unit Arrearage;

(C)                                Third, if such Net Termination Gain is recognized prior to the expiration of the Subordination Period, ~~98%~~(x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders holding Subordinated Units, Pro Rata, ~~and 2% to the General Partner~~a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) Unrecovered Capital at the time, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D)                               Fourth, ~~98% to all Unitholders, Pro Rata, and 2~~100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) Unrecovered Capital at the time, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the “First Liquidation Target Amount”);

(E)                                 Fifth, ~~85% to all Unitholders, Pro Rata,~~(x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) ~~plus~~and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(F)                                 Sixth, ~~75% to all Unitholders, Pro Rata,~~(x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv) (the sum of (1) plus (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(G)                                Finally, ~~any remaining amount 50% to all Unitholders, Pro Rata,~~(x) to the General Partner, in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

(ii)                                  Any Net Termination Loss for a taxable period of the Partnership shall be allocated among the Partners in the following manner:

(A)                              First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, ~~98%~~(x) to the General Partner in accordance with its Percentage Interest, and (y) to the Unitholders holding Subordinated Units, Pro Rata, ~~and 2% to the General Partner~~a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero. The limitation on the allocation of Net Termination Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d);

(B)                                Second, ~~98%~~(x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders holding Common Units, Pro Rata, ~~and 2% to the General Partner,~~a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero. The limitation on the allocation of Net Termination Loss that is contained in the preceding sentence is a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d); and

(C)                                Third, the balance, if any, 100% to the General Partner.

The items of income, gain, loss and deduction that are included in Net Termination Gain or Net Termination Loss for a taxable period of the Partnership shall be allocated in the ratio in which Net Termination Gain or Net Termination Loss for such taxable period is allocated.

(d)                                 Special Allocations. Prior to making any allocation pursuant to another portion of this Section 6.1 for a taxable period of the Partnership, the following allocations shall be made in the order stated:

(i)                                     Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during the taxable period of the Partnership, each Partner shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods of the Partnership) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f) or any successor provision. This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(ii)                                  Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable period of the Partnership, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such taxable period (and, if necessary, subsequent taxable periods of the Partnership) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) or any successor provision. This Section 6.1(d)(ii) is intended to comply with the Partner Nonrecourse Debt Minimum Gain chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(iii)                               Priority Allocations.

(A)                              First, if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units during any taxable period of the Partnership is greater on a per Unit basis than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units on a per Unit basis in such taxable period, then (1) there shall be allocated income and gain to each Unitholder receiving such greater distribution until the amount so allocated for the current taxable period and all previous taxable periods pursuant to this clause (~~1~~A) is equal to (x) the amount by which the distribution on a per Unit basis to such Unitholder exceeds the distribution on a per Unit basis to the Unitholders receiving the smallest distribution multiplied by (y) the number of Units in respect of which such greater distribution was made; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to ~~2/98ths~~

~~of~~(aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs multiplied by (bb) the sum of the amounts allocated in clause (1) above.

(B)                                Second, income and gain for the taxable period shall be allocated  (1) ~~to the General Partner until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the amount that has been distributed to the General Partner Interest that is in excess of 2/98ths of the amount that has been distributed to the holders of Units and (2) 100%~~ to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions~~, in each case,~~ from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner until the aggregate amount so allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all GP IDR-Related Distributions from the Closing Date to a date 45 days after the end of the current taxable period. Any partial allocation pursuant to this Section 6.1(d)(iii)(B) shall be divided between the General Partner and the holders of Incentive Distribution Rights in proportion to their rights to the total distribution that could then be made.

(iv)                              Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(v)                                 Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period of the Partnership in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be allocated items of income and gain in the amount of such excess; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(vi)                              Nonrecourse Deductions. Nonrecourse Deductions for the taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in good faith that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner may, upon notice to the other Partners, revise the prescribed ratio in order to satisfy such safe harbor requirements. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(vii)                           Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for the taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated among such Partners in accordance with the manner in which they share such Economic Risk of Loss. The allocations in this portion of Section 6.1(d) are a Required Allocation for purposes of the allocation of Curative Allocations in Section 6.1(d).

(viii)                        Nonrecourse Liabilities. The portion of the Nonrecourse Liabilities of the Partnership that are allocable pursuant to Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in accordance with their Percentage Interests. The allocations of Nonrecourse Liabilities that may be made as provided in Treasury Regulation Section 1.752-3(a)(2) are to be made as determined by the General Partner in its sole discretion.

(ix)                                Economic Uniformity. At the election of the General Partner with respect to any taxable period of the Partnership ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of income and gain for such taxable period shall be allocated 100% to Partners holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in proportion to the number of Final Subordinated Units held by such Partners, until each such Partner has been allocated the amount which increases the Capital Account of each Final Subordinated Unit to the Per Unit Capital Amount for a Common Unit.

(x)                                   Curative Allocations.

(A)                              Allocations are to be made pursuant to this Section 6.1(d)(x)(A) so that the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to Section 6.1 (including allocations made pursuant to this Section 6.1(d)(x)) is equal to the net amount of such items that would have been allocated to each such Partner under this Section 6.1 if the Required Allocations and this Section 6.1(d)(x)(A) had not been included in this Section 6.1; provided that Required Allocations relating to

(1)                                  Nonrecourse Deductions shall not be taken into account for purposes of this sentence except to the extent that there has been a decrease in Partnership Minimum Gain and

(2)                                  Partner Nonrecourse Deductions shall not be taken into account for purposes of this sentence except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain and shall then in either case be taken into account only to the extent the General Partner reasonably determines that such allocations are not likely to be offset by subsequent Required Allocations.

(B)                                The General Partner shall have reasonable discretion, with respect to each taxable period of the Partnership, to (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xi)                                Corrective Allocations.

(A)                              Upon the occurrence of a Book-Down Event (the “Current Book-Down Event”) after one or more Book-Up Events has occurred, the General Partner shall determine for each Partner the difference (the “Net Effect for the Partner”) between

(1)                                  the amount that would be the balance of the Capital Account of such Partner pursuant to this Agreement after the Current Book-Down Event taking into account the provisions of this Agreement other than this Section 6.1(d)(xi)(A) as to the effect of the Current Book-Down Event and

(2)                                  the amount that would be the balance of the Capital Account of the Partner if the increases and decreases in Carrying Values that occurred in earlier Book-Up Events and Book-Down Events had been reduced or eliminated (doing so in inverse order) so that the Current Book-Down

Event would not have generated a change in the aggregate Carrying Value of the Partnership’s assets.

Thereafter, the items of income, gain, loss and deduction that the Partnership recognizes (whether in the Current Book-Down Event or otherwise) shall be allocated first among the Partners so that to the greatest extent possible the Net Effect for each Partner is eliminated, and the balance of such items shall then be allocated as otherwise provided in this Section 6.1.

(B)                                Any Net Termination Loss that is recognized and so characterized without regard to this Section 6.1(d)(xi)(B), shall be allocated among the Partners so as to reverse first the allocations of any Net Termination Gain that was recognized in a prior taxable period to the extent thereof and to reverse second the effect of any Book-Up Event that has not theretofore been eliminated pursuant to Section 6.1(d)(xi)(A). Any balance of the Net Termination Loss shall then be allocated as provided in Section 6.1(c)(ii).

(C)                                The purpose of this Section 6.1(d)(xi) is to prevent a Partner from being adversely affected by the occurrence of a Book-Up Event and its later reversal by a Book-Down Event or by a Net Termination Gain and its later reversal by a Net Termination Loss. Any application of this Section 6.1(d)(xi) that is made in good faith by the General Partner shall be conclusive.

The items of income, gain, loss and deduction that are included in an aggregate that is allocated pursuant to a provision of this Section 6.1(d) for a taxable period of the Partnership shall be allocated in the ratio that such aggregate was allocated.

12.                               Section 6.3(e) was deleted in its entirety.

13.                               The following changes were made to Section 6.4:

Section 6.4                                      Distributions of Available Cash from Operating Surplus.

(a)                                  During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)                                     First, ~~98%~~ to the General Partner and the Unitholders holding Common Units, ~~Pro Rata, and 2% to the General Partner~~in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)                                  Second, ~~98%~~ to the General Partner and the Unitholders holding Common Units, ~~Pro Rata, and 2% to the General Partner~~in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii)                               Third, ~~98%~~ to the General Partner and the Unitholders holding Subordinated Units, ~~Pro Rata, and 2% to the General Partner~~in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv)                              Fourth, ~~98% to all Unitholders, Pro Rata, and 2%~~ to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v)                                 Fifth, ~~85% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi)                              Sixth, ~~75% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii)                           Thereafter, ~~50% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner;~~ (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b)                                 After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)                                     First, ~~98% to all Unitholders, Pro Rata, and 2~~100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)                                  Second, ~~98% to all Unitholders, Pro Rata, and 2~~100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)                               Third, ~~85% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)                              Fourth, ~~75% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner~~(C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v)                                 Thereafter, ~~50% to all Unitholders, Pro Rata,~~(A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and ~~2% to the General Partner;~~ (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

14.                               The following changes were made to Section 6.5:

Section 6.5                                      Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, ~~98% to all Unitholders, Pro Rata, and 2~~100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed ~~98%~~to the General Partner and to all Unitholders holding Common Units, ~~Pro Rata, and 2% to the General Partner~~in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

15.                               The following changes were made to Section 7.5(b):

(b)                                 ~~K-Sea Investors, L.P., New K-Sea Transportation LLC, K-Sea Acquisition Corp., New EW Holding Corp., New K-Sea Transportation Corp., K-Sea GP, the General Partner, the Partnership, K-Sea OLP GP LLC and the Operating Partnership have entered into the Omnibus Agreement, which agreement~~The Omnibus Agreement sets forth certain restrictions on the ability of ~~K-Sea Investors, L.P. and its Affiliates~~certain Persons to engage in Restricted Businesses.

16.                               The following changes were made to Section 7.5(f):

(f)                                    The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include (i) any Group Member or any Subsidiary of the Group Member, or (ii) Jefferies Capital Markets (formerly known as FS Private Investments ~~LLC~~) and its affiliated funds, any subsequent funds managed by Brian P. Friedman or James L. Luikart or funds managed by an entity controlled by Brian P. Friedman or James L. Luikart.

17.                               The following changes were made to Section 10.1:

Section 10.1                                Admission of Initial Limited Partners.

(a)                                  ~~The~~On the Interim Closing Date, the General Partner, K-Sea Transportation LLC, a Delaware limited liability company, EW Holding Corp., a New York corporation, and K-Sea Transportation Corp., a New York corporation, were admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them on the Interim Closing Date as described in Section 5.1(b).

(b)                                 Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering, the General Partner ~~shall admit~~admitted such parties to the Partnership as Initial Limited Partners in respect of the Common Units issued to them.

18.                               The following changes were made to Section 11.3(c):

(c)                                  If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to ~~2/98ths of~~(i) the quotient obtained by dividing (x) the Percentage Interest of the Departing Partner by (y) 100% less the Percentage Interest of the Departing Partner multiplied by (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to ~~the 2%~~its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be ~~2%.~~ its Percentage Interest.

19.                               The last paragraph of Section 12.1 relating to MARAD Guaranteed Indebtedness was deleted in its entirety.

20.                               Section 13.3(f) relating to MARAD Guaranteed Indebtedness was deleted in its entirety.

21.                               Section 16.5 was amened to delete the reference to MARAD Guaranteed Indebtedness.

22.                               Exhibit A was amended to update references to the partnership agreement.

23.                               Exhibit B was amended to update references to the partnership agreement and to delete a reference to MARAD.

24.                               Other immatieral changes were made to the partnership agreement to clarify certain provisions.